Exhibit 10.17(b)

SCHEDULE OF PURCHASERS

Membership Interests Purchased by the Investor Pursuant to Subscription Agreements
dated December 18, 2006

Investor	Number of Incentive Units	Capital Contribution for Incentive Units	Number of Performance Units	Capital Contribution for Performance Units
Charles C. Hinckley	2,893.5	289.35	9,443.6	944.36
John M. Quirke	2,893.5	289.35	9,443.6	944.36
Elizabeth Grisaru	7,587.9	758.79	3,993.6	399.36